                                                              EXHIBIT 4.(a)(xiv)


                              DATED 18TH JULY 2001



                              (1) MADGE.WEB LIMITED
                                IN ADMINISTRATION

                             (2) THE ADMINISTRATORS

                         (3) MADGE.WEB JAPAN CO. LIMITED

                         (4) MADGE.WEB HONG KONG LIMITED

                            (5) MADGE SE ASIA PTE LTD
                           (UNDER JUDICIAL MANAGEMENT)

                            (6) THE JUDICIAL MANAGERS

                              (7) MADGE NETWORKS NV

                         (8) TULLETT & TOKYO LIBERTY LTD

                         (9) TULLETT & TOKYO LIBERTY PLC





       -----------------------------------------------------------------
                      AGREEMENT FOR SALE OF CERTAIN ASSETS
       (RELATING TO THE TRADER VOICE BUSINESS OF THE MADGE.WEB NV GROUP)
       -----------------------------------------------------------------







                              [ALLEN & OVERY LOGO]

                                 One New Change
                                     London

                                    CONTENTS

CLAUSE                                                                    PAGE

1.       Definitions ....................................................... 5
2.       Construction ...................................................... 9
3.       Sale of Assets .................................................... 9
4.       Excluded Assets ...................................................10
5.       Consideration .....................................................11
6.       Value Added Tax ...................................................11
7.       Completion ........................................................14
8.       Contracts .........................................................14
9.       Access to Records .................................................15
10.      Telecoms and Software Licences ....................................15
11.      Overseas Employees ................................................15
12.      UK Employees.......................................................17
13.      Pre-completion Services ...........................................19
14.      Third Party Rights ................................................19
15.      Retention of Title Stock...........................................20
16.      Releases ..........................................................21
17.      Co-location Acknowledgement .......................................21
18.      Payments Received .................................................21
19.      Pre-completion Liability ..........................................22
20.      Exclusion of Liability and Indemnity Claims .......................22
21.      Several Liability .................................................22
22.      Further Assurance .................................................23
23.      Confidentiality and Announcements .................................23
24.      Notices and Receipts ..............................................23
25.      General ...........................................................25
26.      Whole Agreement ...................................................27
27.      Governing Law .....................................................27

SCHEDULE

1        Exclusions and Indemnities ........................................28
2.       Part 1 PoP Locations ..............................................28
         Part 2 Network Equipment ..........................................28
         Part 3 Network Management systems..................................28
3.       Trader Voice Customers ............................................28
4.       Office Equipment ..................................................28
         Part 1 Singapore ..................................................28
         Part 2 UK .........................................................28
5.       Employees
         Part 1 Overseas Employees .........................................28
         Part 2 UK Employees................................................28
6.       Telecoms Licences .................................................28

THIS AGREEMENT is made on 18th July, 2001 BETWEEN:

(1) MADGE.WEB LIMITED (in administration) a company registered in England and Wales (registered number 3846790) whose registered office is at Wexham Springs, Framewood Road, Wexham, Slough, Berkshire SL3 6PJ (the "COMPANY") acting by its administrators NEVILLE BARRY KAHN AND PETER NORMAN SPRATT both licensed insolvency practitioners of PricewaterhouseCoopers, Plumtree Court, London, EX4A 4HT (the "ADMINISTRATORS");

(2) THE ADMINISTRATORS in their respective capacities as administrators of the Company;

(3) MADGE.WEB JAPAN CO. LIMITED a company registered in Japan (registered number 0199-01-042992) whose registered office is at 7th Floor Sakura Muromachi Building, 45 - 1 Nihonbashi Muromachi, Chuo- Ku Tokyo 103, Japan ("WEB JAPAN");

(4) MADGE.WEB HONG KONG LIMITED a company registered in Hong Kong, company number 647837 whose registered office is at 930 Ocean Centre, Harbour City, Kowloon, Hong Kong ("WEB HK");

(5) MADGE SE ASIA PTE LTD (under judicial management) a company registered in Singapore (registered number 199300518G) whose registered office is at 20 Raffles Place, #17-00 Ocean Towers, Singapore 048620 ("ASIA") acting by its joint and several judicial managers TIMOTHY J. REID, CHAN KET TECK and GOH THIEN THONG, all of PricewaterhouseCoopers, Singapore (the "JUDICIAL MANAGERS");

(6) THE JUDICIAL MANAGERS in their capacity as joint and several judicial managers of Asia;

(7) MADGE NETWORKS NV a company registered in The Netherlands (registered number 34087207) whose registered office is at Transpolis Schiphol Airport, Polaris Avenue 23, 2132 JH Hoofddorp, The Netherlands ("NETWORKS NV") acting on behalf of itself and each of its Associated Companies (other than the other Sellers) (together with the Company, Web Japan, Web HK and Asia, the "SELLERS"); and

(8) TULLETT & TOKYO LIBERTY LTD a company registered in Hong Kong (registered number 105289) whose registered office is at 10th Floor, CITIC Tower, 1 Tim Mei Avenue, Central Hong Kong (the "ASIA PURCHASER").

(9) TULLETT & TOKYO LIBERTY PLC a company registered in England and Wales (registered number 1105245) whose registered office is at Cable House, 54-62 New Broad Street, London EC2M 1JJ (the "UK PURCHASER") acting on behalf of itself and each of its Associated Companies (together with the Asia Purchaser, the "PURCHASERS").

WHEREAS:

(A) The Administrators were appointed joint administrators of the Company with power to act either jointly or severally pursuant to an order of the Chancery Division of the English High Court dated 27th April, 2001 whereby it was ordered that the Administrators should manage the affairs, business and property of the Company pursuant to the provisions of section 8 of the Insolvency Act 1986 for the purposes referred to in the order.

(B) The Judicial Managers were appointed judicial managers of Asia on 25 May 2001 with power to act either jointly or severally pursuant to an order of the High Court of the Republic of Singapore to manage the affairs, business and property of Asia.

(C) Each Seller is willing to sell such right title and interest as it has in the Assets to the Purchasers on the terms set out in this Agreement and the Purchasers are willing to buy the Assets on those terms.

IT IS AGREED as follows.


1.       DEFINITIONS
         In this Agreement:

         "ADMINISTRATORS' RECORDS" means the records, papers and correspondence which the Administrators consider, in their sole discretion, relate in whole or in part, or were generated in the course of, the Administration of the Company together with the statutory books of the Company;

         "ADMINISTRATORS' SOLICITORS" means Allen & Overy of One New Change, London EC4M 9QQ;

         "AGREED FORM" means, in relation to any document, the form of that document which has been signed for the purpose of identification by the Administrators' Solicitors and the Purchaser's Solicitors;

         "AGREEMENT" means this agreement and includes its Schedules;

         "ASIAN ASSETS" means those Assets which are not European Assets;

         "ASSETS" means the assets referred to in Sub-clause 3.1;

         "ASSOCIATED COMPANY" means a company associated with any party under the definition contained in section 435(6) of the Insolvency Act 1986 or a company in which any party holds or controls more than 30 per cent. of the voting rights or has the right to appoint or remove a majority of its directors and "ASSOCIATED COMPANIES" shall be construed accordingly;

         "BOOK DEBTS" means all forms of trade indebtedness and obligations whether or not billed or invoiced, including, without limitation, receivables, bonds, guarantees, letters of credit or means whereby payment is secured, book and other debts, rights of set-off and counterclaims in each case due to or exercisable by or payable to any Seller and any interest payable thereon and any value added tax thereon;

         "BUSINESS" means the Asian and European TDM Trader Voice business undertaken by the Sellers at Completion excluding, for the avoidance of doubt, the TDM Trader Voice business in North America.

         "BUSINESS DAY" means a day other than a Saturday or a Sunday when clearing banks are generally open in London for normal business;

         "BUSINESS INTELLECTUAL PROPERTY RIGHTS" means (i) copyright, patents, know-how, confidential information, database rights and rights in trademarks and designs whether registered or unregistered; (ii) applications for registration and the right to apply for registration for any of the same and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world in each case used exclusively or predominantly in the Business excluding any intellectual property rights in the Equipment or Office Equipment;

         "CASH" means cash in hand or at bank;

         "CASH CONSIDERATION" means the amount of USD800,000 payable by the Purchaser in accordance with Clause 5 (Consideration);

         "CO-LOCATION AGREEMENTS" means any agreement for the use of space at a customer or other third party site;

         "COMPLETION" means completion of this Agreement in accordance with Clause 7 (Completion);

         "CONSIDERATION" means the consideration to be provided by the Purchaser pursuant to this Agreement as set out in Clause 5 (Consideration) and includes the Cash Consideration and the Deferred Consideration;

         "CONTRACTS" means:

         (i) the carrier and facility management service agreements entered into in relation to each of the locations specified in Part 1 of Schedule 2; and

         (ii) the customer agreements including without limitation, agreements entered into with the customers listed in Schedule 3 in connection with the Business.

         "DEFERRED CONSIDERATION" means the amount of USD250,000 payable by the Purchaser in accordance with Clause 5 (Consideration);

         "EFFECTIVE DATE" means 13th July, 2001;

         "EMPLOYMENT REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

         "EQUIPMENT" means the Network Fixed Assets, the T&T Customer Nodes and the Network Management Systems including, any software, Software Licences (subject to obtaining the consent of the relevant licensors) operating manuals and other documentation relating to the same which is required to operate the Business but excluding (for the avoidance of doubt) the Office Equipment;

         "ESCROW ACCOUNT" means an interest bearing deposit account in the joint names of the UK Purchaser and the Company with the Royal Bank of Scotland;

         "EUROPEAN ASSETS" means the Assets located in the United Kingdom and Europe;

         "JUDICIAL MANAGERS' RECORDS" means the records, papers and correspondence which the Judicial Manager consider, in their sole discretion, relate in whole or in part, or were generated in the course of, the Judicial Management of Asia together with the statutory books of Asia;

         "JUDICIAL MANAGERS' SOLICITORS" means Drew & Napier of 20 Raffles Place #17-00 Ocean Towers, Singapore 048620;

         "LEASE" means a lease of the premises known as 2nd and Sub-Basement Floors, South Bucklesbury House, Cannon Street, London EC4 dated 10th August, 1999 between the UK Purchaser and Gains International (C.I.) Limited;

         "LICENCES" means the Telecom Licences and the Software Licences;

         "NETWORK FIXED ASSETS" means the network fixed assets listed in Part 2 of Schedule 2 together with all physical equipment situated at the locations listed in Part 1 of Schedule 2 at Completion which is required to operate the Business other than, for the avoidance of doubt, the Office Equipment;

         "NETWORK MANAGEMENT SYSTEMS " means the Newbridge and GDC network management systems listed in Part 3 of Schedule 2;

         "OFFICE EQUIPMENT" means the movable items of equipment listed in
         Schedule 4;

         "OVERSEAS EMPLOYEES" means the employees listed in Part 1 of Schedule 5 who are employed in the Business by Asia and Web HK at Completion;

         "PURCHASER'S SOLICITORS" means Berwin Leighton Paisner, Adelaide House, London Bridge, London EC4R 9HA;

         "RELATED CUSTOMER DOCUMENTATION" means all customer associated documentation, including, without limitation, line technical details, unique channel numbers, billing details and service history;

         "RETENTION OF TITLE STOCK" means any item of Equipment and Office Equipment which is the subject of a claim to reservation of title, sale or return or similar claim by the supplier (or person deriving title through the supplier);

         "SELLERS' RECORDS" means the purchase, sale, stock, personnel, accounting and technical records of any Seller in connection with the Business, together with the files and records of any Seller relating to dealings with suppliers and customers (including prospective suppliers and customers) of the Business and the records of any Seller in connection with the Business to which a liquidator or H.M. Customs and Excise may be entitled from time to time as a matter of law, but excluding the Administrators' Records and the Judicial Managers' Records;

         "SERVICES AGREEMENTS" means:

         (i) a services agreement dated 5th February, 1999 between Gains International (C.I.) Limited, the Parent and Networks NV; and

         (ii) a transition services agreement dated 5th February, 1999 between the Parent, Gains International (C.I.) Limited and Networks NV;

         "SOFTWARE LICENCES" means any licence or agreement for the use of any software forming part of the Assets;

         "SUBSIDIARY" means:

         (a) a subsidiary within the meaning of section 736 of the Companies Act 1985;

         (b) unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985; and

         (c) an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. (50%) of the share capital or similar right of ownership;

         "TELECOM LICENCES" means the licences for the operation of telecommunications networks for the purposes of the Business issued in favour of any Seller listed in Schedule 6;

         "THIRD PARTY EQUIPMENT" means, in relation to any Seller, any items of Equipment and Office Equipment which are not owned by that Seller but which have been used in the Business including, without limitation, Retention of Title Stock, rented office equipment, items on loan, lease or hire purchase or of which that Seller is for any reason bailee;

         "TRADER VOICE BUSINESS" means the TDM Trader Voice business undertaken by the Sellers at Completion;

         "T&T CUSTOMER NODES" means those physical assets known as "Customer Nodes" located within Tullett & Tokyo premises at:

         (a)      Cable House, 54 - 62 New Broad Street, London;

         (b)      NBSH 35 New Broad Street, London; and

         (c)      80 Pine Street, New York.

         "UK EMPLOYEES" means the employees employed by the Company in the Trader Voice Business as at Completion whose names are set out in Part 2 of Schedule 5;

         "VAT" means value added tax or any tax replacing it; and

         "VATA" means the Value Added Tax Act 1994.

2.       CONSTRUCTION

2.1 Any reference, express or implied, in this Agreement, to an enactment includes references to:

         (a) that enactment as amended, extended or applied by or under any other enactment before or after this Agreement;

         (b) any enactment which that enactment re-enacts (with or without modification); and

         (c) any subordinate legislation made (before or after this Agreement) under any enactment, including one within (a) or
                  (b) above.

2.2 Words and phrases defined or otherwise used in section 61 of the Law of Property Act 1925, the Companies Act 1985 (as amended), the Insolvency Act 1986 (as amended) or the Insolvency Rules 1986 (as amended) shall bear the same meanings in this Agreement.

2.3 References to a person include any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium) government, state agency, organisation or other entity whether or not having a separate legal personality.

2.4 References to a party in this Agreement include references to the successors or permitted assigns (immediate or otherwise) of that party.

2.5 A reference to a Clause, a Sub-clause or a Schedule is a reference to a clause or sub-clause of, or a schedule to this Agreement.

2.6 The singular shall include the plural and vice versa unless the context otherwise requires.

2.7      The Schedules to this Agreement are part of it.

2.8      The headings in this Agreement do not affect its interpretation.

2.9 Sub-clauses 2.1 - 2.8 apply in the construction of this Agreement unless otherwise expressly provided.

3.       SALE OF ASSETS

3.1 Each Seller shall sell to the extent of its respective interest and the Purchasers shall buy such right, title and interest as each Seller may have in the following Assets, on the terms set out in Schedule 1 and elsewhere in this Agreement:

         (a)      the Equipment;

         (b)      to the extent legally possible, the Telecom Licences; and

         (c)      the Office Equipment.

         provided that the UK Purchaser shall buy the European Assets and the Asia Purchaser shall buy the Asian Assets.

3.2 Title to and property in the Assets (insofar as it is vested in the Sellers immediately before Completion) shall vest in the Purchasers at Completion and risk in those Assets shall pass to the Purchasers at that time.

3.3 The Purchasers will accept, without requisition or objection, such right, title and interest (if any) as each Seller may have in the Assets which shall be acquired by it in the state and condition, and the situation in which any Asset is at the time of Completion or, if later, the time of delivery to or possession by the Purchasers.


4.       EXCLUDED ASSETS

4.1 Nothing in this agreement shall (i) operate to transfer any asset or rights of the Sellers other than those referred to in Sub-clause 3.1 or
         (ii) operate to transfer:

         (a) any asset, right or claim of the Sellers relating to the period before Completion including, without limitation, claims for recoveries following frauds, misfeasance, tax, any rights to make claims against third parties, or VAT repayments;

         (b) any asset, right or claim of the Sellers which does not directly relate to the Assets;

         (c) any Cash, credit balances, cheques, drafts, credit and debit card vouchers, bills of exchange, stocks, shares, promissory notes, negotiable instruments or other securities to which any Seller is entitled at the date hereof, or monies in course of electronic transmission to a Seller which become the equivalent to cleared funds before this Agreement is signed;

         (d) the benefit of all policies of assurance, insurance, indemnity and trade credit insurance;

         (e) any use or ownership rights in the Third Party Equipment and the Retention of Title Stock;

         (f) the Sellers' Records, the Administrators' Records and the Judicial Managers' Records;

         (g)      the Book Debts;

         (h)      the Contracts and Related Customer Documentation;

         (i) all shares and investments in any Subsidiary or Associated Companies and any claim or Book Debt owed by any of those companies to the Sellers;

         (j) any asset the transfer, surrender, disposal or dealing with or of any part of or, interest in which would cause a breach of third party rights or be contrary to any relevant laws;

         (k) any deposits paid by any Seller to suppliers or other parties and deposits or prepayments paid to any Seller by customers or others;

         (l)      the Business Intellectual Property Rights; and

         (m) any right in or any right to use the name "Madge.web", "Madge" or any other business, trading or domain name used by any Seller in connection with the Business.

5.       CONSIDERATION

5.1 The consideration for the Assets shall be the obligations and liabilities assumed by the Purchasers under this agreement (including without limitation under Sub-clause 5.3) and the payment by the Purchasers of the Consideration.

5.2 The Cash Consideration payable pursuant to Sub-clause 5.1 shall be satisfied on Completion by way of payment in cash by the Purchaser to the Administrators on behalf of the Sellers. Each Seller authorises and requests the Purchaser to make payment to the Administrators' Solicitors and confirms that the Administrators' Solicitors may give a good receipt and discharge on its behalf.

5.3 The Deferred Consideration payable pursuant to Sub clause 5.1 shall be satisfied on the 28th September 2001, by way of payment in cash by the Purchaser to the Administrators on behalf of the Sellers but only in the event that 350 lines in the network are operational for the benefit of the UK Purchaser and any of its Associated Companies on the 27th September, 2001 (as measured using the Network Management System).

5.4 The Consideration payable under Sub-clauses 5.2 and 5.3, and any VAT payable pursuant to Clause 6 (Value Added Tax), shall be payable without any set-off, counterclaim, retention or deduction, any right to which is expressly waived by the Purchasers. Payment of the Cash Consideration shall be made on Completion by telegraphic transfer to the account of the Administrators' Solicitors on behalf of the Sellers, account number XXX sort code XXX at National Westminster Bank plc of 15 Bishopsgate, London EC2P 2AP or in cleared funds in any other manner acceptable to the Administrators.

5.5 Payment of any VAT due in respect of any supplies made by any of the Sellers or the Administrators or the Judicial Managers under or pursuant to this Agreement shall be made in accordance with Clause 6 (Value Added Tax).

5.6      The Consideration for the Assets shall be apportioned as follows:

         (a)      For the European Assets            70%
         (b)      For the Asian Assets               30%

         Accordingly the UK Purchaser shall pay such proportion of the Consideration as relates to the European Assets and the Asia Purchaser shall pay such proportion of the Consideration as relates to the Asian Assets.

6.       VALUE ADDED TAX

6.1 All amounts expressed in this Agreement to be payable by the Purchasers are exclusive of any VAT or any similar tax in any other jurisdiction which may be chargeable thereon. The Purchasers agree to pay any VAT or any similar tax in any other jurisdiction chargeable on such amounts against provision of a proper tax invoice by the relevant Seller or the Judicial Managers (as the case may be).

6.2 The UK Purchaser and the Company are of the opinion that the sale of the Business pursuant to this Agreement constitutes a transfer of a business as a going concern for the purposes of Section 49 of the VAT Act 1994 and Article 5 of the VAT (Special Provisions) Order 1995, and accordingly the sale of the Business is neither a supply of goods nor a supply of services for the purposes of VAT.

6.3 The UK Purchaser and the Company agree to use their reasonable endeavours to secure that the sale of the Business is treated by HM Customs & Excise as neither a supply of goods nor a supply of services for VAT purposes.

6.4 Notwithstanding Sub-clauses 6.2 and 6.3, if HM Customs & Excise subsequently determine (the "DETERMINATION") that the Company is obliged to account for VAT on the sale of the Business, the Company shall issue a valid tax invoice for VAT purposes in respect thereof against which the UK Purchaser shall pay to the Company by way of additional consideration the amount of VAT chargeable on the sale of the Business pursuant to this Agreement. The UK Purchaser will also pay any interest, surcharges and penalties which are payable by the Company.

6.5 If the UK Purchaser disagrees with the Determination referred to in Sub-clause 6.4, it may, within 14 Business Days of being notified by the Company of the Determination, by notice require the Company to request HM Customs & Excise to review the Determination, such notice to specify the reasons to be advanced by the Company when requesting the review. The Company shall make that request in writing forthwith upon receiving the notice.

6.6 The Company shall forthwith, upon receipt, forward to the UK Purchaser the Determination following any review made in accordance with Sub-clause 6.5. If the UK Purchaser is not satisfied with the Determination as reviewed, the UK Purchaser may by notice require the Company to appeal against the Determination and shall delegate the conduct of such appeal entirely to the Company. The UK Purchaser shall indemnify the Company and the Administrators against all reasonable costs and expenses that the Company or the Administrators may incur in respect of any such appeal. In any case where an appeal cannot be made against the Determination without the Company accounting for the VAT and any penalties, surcharges and interest referred to in Sub-clause 6.4, the Company shall deliver to the UK Purchaser a valid tax invoice for VAT purposes, against which the UK Purchaser shall pay to the Company the amount of the VAT. The UK Purchaser will also pay any penalties, surcharges and interest which arise.

6.7 Following the Determination upon any review referred to in Sub-clause 6.5, or if pursuant to Sub-clause 6.6 an appeal has been made against the Determination, following the final determination of that appeal, the Company shall deliver to the UK Purchaser a valid tax invoice for VAT purposes, against which the UK Purchaser shall pay to the Company the amount of VAT, that has been determined to be properly chargeable on the sale of the Business pursuant to this Agreement, together with any penalties, surcharges and interest, less any amount previously paid by the UK Purchaser to the Company under Sub-clause 6.6. If the amount paid by the UK Purchaser to the Company under Sub-clause 6.6 is greater than the amount of VAT properly chargeable and any penalties, surcharges and interest, the Company shall refund the difference to the UK Purchaser together with interest at the rate or rates then current for refunds by HM Customs & Excise of VAT.

6.8      The UK Purchaser hereby undertakes to the Company that:

         (a) the UK Purchaser has a VAT registration number from HM Customs & Excise with effect from a date not later than Completion;

         (b) the UK Purchaser upon and immediately after Completion will use the European Assets to carry on the same kind of business (whether or not as part of an existing business) as that carried on by the Company in relation to the European Assets before Completion and that the European Assets will not be immediately sold on by the UK Purchaser.

6.9 The Company and the UK Purchaser envisage that section 49 of the Value Added Tax Act 1994 will apply to the sale of the Business under this Agreement, but intend that the Company should retain the records referred to in that section, and accordingly:

         (a) notwithstanding anything in this Agreement, the Company shall not be required to deliver to the UK Purchaser the records referred to in section 49;

         (b)      the Company shall make a request to HM Customs & Excise under section 49 for the records to be preserved by the Company;

         (c) if or for so long as that request is not granted, the Company shall preserve the records on behalf of the UK Purchaser for such period as may be required by law, and shall during that period permit the UK Purchaser reasonable access to them to inspect or make copies of them; and

         (d) the Company may fulfil its obligations under paragraph (c) by procuring that a future transferee of its business or any other person preserves the records and permits reasonable access as mentioned in that paragraph, in which case the Company shall notify the UK Purchaser of the name of that person.

6.10 If any amount paid by the UK Purchaser to the Company or the Administrators in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error the Company or the Administrators shall, if it has not yet accounted for such VAT to Customs, promptly repay such amount to the UK Purchaser, and if it has already so accounted then it shall at the expense of the UK Purchaser use all reasonable endeavours to obtain repayment thereof from Customs and, forthwith on receiving repayment from Customs, shall pay to the UK Purchaser the amount repaid plus any repayment supplement received.

6.11 Notwithstanding the other provisions of this Clause, the UK Purchaser shall pay as soon as practicable after Completion into the Escrow Account an amount equal to the amount of VAT potentially payable in respect of the Cash Consideration for the European Assets being US$98,000 (the "ESCROW SUM") on account of its obligations under this Clause. The UK Purchaser and the Company shall hold the Escrow Sum (together with any accrued interest thereon) on trust for themselves, to be paid:

         (i) to the Company against the provision of a valid tax invoice for VAT in respect of the European Assets; or
         (ii) if HM Customs & Excise rule that no VAT is payable in respect of the European Assets to the UK Purchaser; or
         (iii) in any event after 9 months from the date of Completion to the UK Purchaser;

         provided that the balance of the Escrow Sum and any accrued interest shall be returned to the Purchaser following satisfaction in full of the UK Purchaser's obligations under this Clause 6. To the extent that the Escrow Sum and any accrued interest thereon is insufficient to meet the VAT payable in respect of the European Assets, the UK Purchaser shall pay the amount of the deficit in accordance with Sub-clause 6.1.

6.12 The UK Purchaser and the Company agree that they hold the Escrow Account and any monies in the Escrow Account from time to time as joint trustees on trust for themselves in accordance with and subject to the terms of this agreement. The perpetuity period for the trust created under this Sub-clause and any other trust created under this Agreement shall be 80 years from the date of this Agreement.

6.13 The UK Purchaser and the Company shall establish a bank mandate in relation to the Escrow Account for the purposes of giving effect to the provisions of this Clause.

6.14 Save as expressly provided in this Clause no sums shall be withdrawn or paid out of the Escrow Account.

7.       COMPLETION

7.1 Completion shall take place at 6.45pm on the 18th July, 2001, following the execution of this Agreement.

7.2      On Completion:

         (a) the Sellers shall let the Purchasers into possession of the Assets and the Third Party Equipment and Retention of Title Stock where they are situate and property in the Assets shall, in the case of tangible items which are capable of transfer by delivery, pass by delivery to the Purchasers; and

         (b) the Purchasers will pay the Cash Consideration in full to the Administrators.

8.       CONTRACTS

8.1 During normal office hours and on reasonable notice, the Sellers, subject to any duties of confidentiality owed to third parties, shall provide the Purchasers with access to such of the Contracts and Related Customer Documentation as are in their possession for a period of two months from Completion. The Purchasers may, subject to any duties of confidentiality or other duties owed by any Seller to a third party, at their own expense, copy or electronically transmit onto its own systems the Contracts and Related Customer Documentation.

8.2 Each Seller acknowledges that the Purchasers will be seeking to enter into new contracts with the suppliers and customers party to the Contracts and nothing in this Agreement shall prevent the Purchasers from doing so.

8.3 Immediately following Completion, the Company shall in consultation with the Purchasers send a letter in the Agreed Form to customers and suppliers of the Business informing them of the transfer of the Business to the Purchasers.

9.       ACCESS TO RECORDS

9.1 During normal office hours and on reasonable notice, each Seller will make available any of the Sellers' Records as are in its possession at Completion to the Purchasers free of charge for a period of two months from Completion, save to the extent that such books and records are subject to duties of confidentiality owed to a third party.

9.2 During normal office hours and on reasonable notice, the Purchasers will permit any Seller, the Administrators and the Judicial Managers, or their authorised representatives, to inspect the Purchasers' books and records in relation to the Business and the Assets free of charge for the purpose of ascertaining what sums may be due to them under the terms of this Agreement, with regard to the assessment of any claims by third parties relating to Third Party Equipment, the Retention of Title Stock or for the purpose of completing the administration of the Company or the judicial management of Asia.

9.3 On reasonable notice, the Purchasers will permit any Seller, the Administrators and the Judicial Managers, or their authorised representatives, access to the premises subject to the Lease for the purposes of removing any items of equipment or other property owned by any Seller not included in the sale of the Assets pursuant to this Agreement.

10.      TELECOMS AND SOFTWARE LICENCES

10.1 As part of the consideration for the sale and purchase of the Assets, the Purchasers shall from Completion, perform the obligations under the Licences at their own expense and on the terms set out below as if the relevant Purchaser was the licensee thereunder or the original party thereto, and will from Completion indemnify each Seller, the Administrators and Judicial Managers respectively against any loss or expense to any of them as a result of its failure to do so.

10.2 The Purchasers shall assume and discharge all liabilities incurred by any Seller, the Administrators and the Judicial Managers respectively under the Licences but only to the extent that such liabilities relate to the period from Completion.

10.3 Where any Licence cannot be effectively transferred except by an agreement of novation or with the agreement or consent of any other third party and the novation, agreement, or consent shall not have taken place or been obtained before Completion, the Purchasers shall procure that agreement or consent is obtained or a novation agreement is entered into as promptly as reasonably practicable or alternatively shall apply for a new Licence.

11.      OVERSEAS EMPLOYEES

11.1 The UK Purchaser agrees that it will at Completion procure that Gains Australasia makes an offer in writing to each Overseas Employee under a new contract of employment to take effect upon the termination referred to in clause 11.3 below.

11.2 The offer of employment referred to in Clause 11.1 above will be made such that:

         (a) none of the terms and conditions of the new contract (other than the identity of the employer) will differ materially from the corresponding provision of the Overseas Employee's contract of employment immediately before Completion (except that Gains Australasia may set up another provident fund for the Employees employed by

                  Web HK to provide for the same level of retirement benefits as such Overseas Employees used to enjoy before Completion) and such terms and conditions fully recognise the Overseas Employees' period of continuous employment with the relevant Seller; and

         (b) the new contract will give the Overseas Employees formerly employed by Asia the same rights and obligations (whether then accrued (or not)) as would have applied to them if their original contracts of employment had been transferred to the Purchaser in accordance with Section 18A of the Singapore Employment Act (Cap. 91)

         (c) the Employees employed by Asia shall enjoy all redundancy benefits that they would have enjoyed as employees of Asia, and in calculating such benefits there shall be included in the calculation the entire period of employment of the relevant Overseas Employee with Asia.

11.3 As soon as practicable after the execution of this agreement, Web HK or Asia as appropriate shall terminate the employment of the Overseas Employees and the Purchasers shall indemnify Web HK, Asia or the Judicial Managers as appropriate against any liability which arises out of or in connection with the employment of any Overseas Employee (in so far as he or she accepts the offer of employment made pursuant to Sub-clause 11.1) from such termination and/or against any liability which arises out of or in connection with such termination (including but not limited to, in the case of Overseas Employees employed by Web HK, any payment in lieu of termination notice, severance payment, long service leave payment, terminal payment, payment payable on termination of employment according to the Employment Ordinance and/or the relevant employment contracts) and payment or penalty payable pursuant to the termination of any occupational retirement or provident fund scheme participated in by Web HK for the relevant Overseas Employees, and/or against any breach by it or Gains Australasia of this Clause 11 (Overseas Employees) except to the extent that any such liability arises from an act or omission on the part of the Sellers, Administrators or the Judicial Managers before such termination.

11.4 The UK Purchaser shall procure that all wages, salaries, other emoluments (including but not limited to bonuses, commissions and expenses) and all contributions for which any Seller is liable as an employer in respect of any Overseas Employee who accepts the offer referred to in Sub-clause 11.1 under any contractual or statutory obligation (including all central provident fund contributions for which Asia is accountable in respect of Overseas Employees who are employed by Asia and all occupational retirement scheme (if any) and mandatory provident fund scheme (if any) to which Web HK is participating before Completion in respect of the Overseas Employees who are employed by Web HK) and all other normal employment costs in respect of the Overseas Employees shall be borne by the Gains Australasia insofar as they are incurred from and including 1 July, 2001, provided that any holiday pay (or, in respect of Overseas Employees who are employed by Asia, annual wage supplement) even if incurred prior to 1st July 2001 shall be borne by Gains Australasia.

11.5 The UK Purchaser shall procure that Gains Australasia shall bear any liabilities of the kind referred to in Sub-clause 11.4 in respect of Overseas Employees who do not accept the offer referred to in Sub-clause 11.1 to the extent that they relate to the period from and including 1st July, 2001 to Completion

11.6 The indemnities contained in this Clause 11 (Overseas Employees) shall, for the avoidance of doubt, extend to include all costs and expenses (including, without limitation, all reasonable legal expenses) suffered or incurred by Web HK, Asia or the Judicial Managers in connection with enforcing rights under this Clause.

11.7 The Administrators and the Company and the Judicial Managers and Asia and Web HK shall upon giving reasonable notice be entitled to reasonable access to the relevant Overseas Employees for the purpose of completion of the administration and any liquidation of the Company or the judicial management and any liquidation of Asia or of Web HK or Web Japan (as the case may be), and the Purchaser will instruct such relevant Overseas Employees to co-operate in giving such assistance as the Administrators, the Company and the Judicial Managers and Asia and any other Seller require for such purpose.

12.      UK EMPLOYEES

12.1 The Company and the UK Purchaser acknowledge and agree that under the Employment Regulations the contracts of employment between the Company and the UK Employees, other than those UK Employees whose employment is terminated in accordance with Sub-clause 12.3 below will have effect after Completion as if originally made between the UK Purchaser and the UK Employees.

12.2 The UK Purchaser shall on and from Completion perform and discharge all of the obligations of the Company as employer in relation to the UK Employees other than those UK Employees whose employment is terminated in accordance with sub-clause 12.3 below (including, without limitation, any obligation to discharge any bonus or incentive payment, holiday pay and any other remuneration or liability payable on or from Completion in respect of an entitlement accrued to any extent for the period before Completion) and shall indemnify the Company and the Administrators against all liabilities arising from the UK Purchaser's failure to do so.

12.3 The Company shall procure that the employment of 34 specified UK Employees (the "NON-TRANSFERRING UK EMPLOYEES") is terminated prior to Completion. The UK Purchaser shall indemnify the Company and the Administrators against any liability arising out of or in connection with the termination of employment of any Non-Transferring UK Employee.

12.4 The UK Purchaser shall indemnify the Company and the Administrators against any liability relating to a UK Employee which arises out of or in accordance with:

         (a) any provision of this Agreement including, without limitation, the change of employer occurring by virtue of the Employment Regulations and/or this Agreement;

         (b) a change at or after Completion to any term of employment or working condition or any proposal to make such a change including any proposal communicated before Completion directly or indirectly to a UK Employee by the Purchaser or the Company following information received from the Purchaser regarding such a proposal;

         (c) the termination of employment of a UK Employee or any act or omission by the Purchaser or any other event, matter or circumstance occurring at or after Completion;

         (d) a UK Employee continuing to be employed by the Company after Completion and/or the termination of that employment by the Company or the UK Employee; and

         (e) a complaint of failure to comply with Regulation 10 of the Employment Regulations or in respect of an award of compensation under Regulation 11 of the Employment Regulations to the extent that the liability arises from the Purchaser's failure to comply with Regulation 10(3) of the Employment Regulations, except to the extent that any such liability arises from an act or omission on the part of the Sellers, Administrators or the Judicial Managers before termination of the employment of the relevant UK Employee.

12.5 The indemnities contained in this Clause 12 (UK Employees) shall, for the avoidance of doubt, extend to include all reasonable costs and expenses (including, without limitation, all reasonable legal expenses) reasonably suffered or incurred by the Company and the Administrators in connection with enforcing rights under this Clause.

12.6 The Administrators and the Company shall upon giving reasonable notice be entitled to reasonable access to the UK Employees for the purpose of completion of the administration and any liquidation of the Company (as the case may be), and the UK Purchaser will instruct such UK Employees to co-operate in giving such assistance as the Administrators or the Company require for such purpose.

12.7 Where the Employment Regulations do not effect a transfer of the contract of any UK Employee other than a Non-Transferring UK Employee the UK Purchaser agrees that:

         (a) it will, within seven (7) days of being so requested by the Company or the Administrators make to that UK Employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and

         (b) the offer to be made will be such that none of the terms and conditions of the new contract (other than the identity of the employer) will differ from the corresponding provision of the UK Employee's contract of employment immediately before Completion.

         Upon that offer being made (or at any time after the expiry of the seven day period referred to in paragraph (a) if the offer is not made as requested), the Company shall terminate the employment of the UK Employee concerned and the UK Purchaser shall indemnify the Company and the Administrators against any liability which arises out of or in connection with the employment of that UK Employee from Completion until such termination (except to the extent that any such liability arises from an act or omission on the part of the Sellers, Administrators or the Judicial Managers before termination of the employment of the relevant UK Employee) and shall also indemnify against any liability which arises out of or in connection with such termination.

12.8 The Company shall, as soon as after Completion as is reasonably practicable and to the extent permitted by law, deliver to the UK Purchaser copies of all personnel and other records relating to the UK Employees (whether in paper, computer or other form).

12.9 In this Clause 12, "CLAIM" includes a claim by any person (including a trade union, a governmental or statutory or local authority or commission), and "LIABILITY" and "LIABILITIES" includes any award, compensation, damages, fine, loss, order, penalty, payment made by way of settlement, costs and expenses (including all reasonable legal expenses) incurred in connection with a claim and also includes the costs and expenses of any investigation by the Equal Opportunity Commission or the Commission for Racial Equality or any other enforcement, regulatory or supervisory body and of implementing any requirements which may arise from any such investigation and whether liabilities arise under United Kingdom or European Union Law.


13.      PRE-COMPLETION SERVICES

13.1 The UK Purchaser shall pay as soon as practicable after Completion and in any event before 3.00 p.m. on Friday, 20th July, 2001, the sum of(pound)185,000 together with any applicable VAT thereon (subject to the provision of a VAT invoice) in settlement of services supplied from 7th July, 2001 until Completion.

14.      THIRD PARTY RIGHTS

14.1     The Purchasers shall not:

         (a) hold themselves out as owner of the Third Party Equipment or the Retention of Title Stock; or

         (b) permit any adverse claim to arise in relation to any Third Party Equipment or the Retention of Title Stock; or

         (c) sell, charge, or dispose of any Third Party Equipment at any time unless the necessary agreement and consent set out in Clause 14.3 has been obtained.

14.2     The Purchasers shall:

         (a) hold the Third Party Equipment and the Retention of Title Stock as bailee, and keep that equipment in their own possession and at their own expense and in as good a repair and condition as it is in at Completion subject to normal wear and tear; and

         (b) allow their respective owners or any Seller, the Administrators or the Judicial Managers if so required by the owner, to collect them at any time, and to have access to them for that purpose, provided that the relevant Purchaser may if it so wishes seek to reach agreement with the owners to allow it to use, buy or otherwise keep possession of such items.

14.3 The Purchasers shall use all reasonable endeavours to procure that the agreement or consent of the relevant third party is obtained to continue to use, buy or otherwise keep the Third Party Equipment or the Retention of Title Stock or alternatively shall return the relevant item of Third Party Equipment or Retention of Title Stock.

14.4 The Purchasers shall indemnify the Administrators, the Company, the Judicial Managers and Asia against all costs, claims, demands and expenses (including all legal expenses) arising after Completion out of the giving of possession, use or control to the Purchasers of Third Party Equipment by any Seller.

14.5 The Sellers, the Administrators and the Judicial Managers shall inform the Purchasers if they become aware of any claim arising in relation to any of the Third Party Equipment or the Retention of Title Stock and shall, during normal office hours and on reasonable notice, and subject to the Purchasers paying their reasonable costs, provide the Purchasers with such information and reasonable assistance as the Purchasers may reasonably require in order to procure that the consent of the relevant third party is obtained to the continued use, or purchase of, or return of, the relevant item of Third Party Equipment or Retention of Title Stock.

14.6 If any one or more items treated as an Asset is subsequently discovered not to belong to any Seller or is subsequently discovered to come within (or the Judicial Managers are subsequently advised by their solicitors that such items come within) Clause 4.1(j) then any such item or items shall be treated as part of the Third Party Equipment for all purposes and the Consideration shall be unaffected and the Purchasers shall not be entitled to any refund or allowance or to avoid or rescind this Agreement.

15.      RETENTION OF TITLE STOCK

15.1 On Completion the Purchasers shall take possession of the Retention of Title Stock.

15.2 The Purchasers shall forthwith on demand indemnify the Company, Asia, the Administrators and the Judicial Managers or any of them against any and all costs, claims, demands, liabilities and expenses of whatever kind either of them may incur or suffer, in respect of or in connection with the Retention of Title Stock including without limitation all and any liabilities resulting from the giving of possession use or control to the Purchasers under Clause 15.1.

15.3 If the Company or Asia so requests, then until such time as the request is withdrawn in whole or in part, the Purchaser will deal with and settle all claims of suppliers in respect of Retention of Title Stock keeping, in the case of the Company, the Administrators, and in the case of Asia, the Judicial Managers fully informed of all progress and developments in connection with those claims.

15.4 The indemnity in clause 15.2 shall extend to legal costs of the Company and Asia, and the cost of the professional time of the Administrators, the Judicial Managers or any subsequently appointed liquidator or provisional liquidator as the case may be and their respective staff, at their normal hourly rates applicable in relation to the administration of the Company and judicial management of Asia respectively, and in dealing with disputes and litigation over retention of title claims.

15.5 If proceedings are issued in relation to the Retention of Title Stock the relevant Seller (and in the case of the Company, the Administrators, and in the case of Asia, the Judicial Managers) and the Purchasers shall seek to agree how best to deal with them. The conduct of proceedings against the relevant Seller, the Administrators or the Judicial Managers shall be with the relevant Seller, the Administrators or the Judicial Managers respectively. If there is a failure to agree on how best to deal with the proceedings, then the Purchasers will settle any claims in relation to which counsel has advised in writing that the prospects of success in defending is less than 50 per cent. but, subject to the indemnities referred to in Sub-clauses 15.2 and 15.4 being backed by funding or a guarantee satisfactory (in their sole discretion) to the relevant Seller (and in the case of the Company, the Administrators and in the case of Asia, the Judicial Managers), the Purchasers may if it they wish ask the relevant Seller or the Administrators or the Judicial Managers to continue to defend any such claim.

16.      RELEASES

16.1 In consideration of the parties entering into this Agreement, and subject to payment of the amounts referred to in Clause 13 (Pre-Completion Services) the UK Purchaser (on behalf of itself and each of its Associated Companies) and Networks NV (on behalf of itself and each of its Associated Companies) agree that the Services Agreements are terminated with effect from Completion and any claims which:

         (i) the UK Purchaser or any of its Associated Companies may have under or in relation to the Services Agreements against any of the Sellers or any of their Associated Companies including, without limitation, against Networks NV in respect of any guarantee in respect of the Services Agreements; and

         (ii) any of the Sellers or any of their Associated Companies may have under or in relation to the Services Agreements against the UK Purchaser or any of its Associated Companies,

         are waived and released.

16.2 For the avoidance of doubt the waiver and release contained in Sub-clause 16.1 includes any claims which may have arisen against the Administrators, the Judicial Managers, Networks NV, the Company, Asia or any of their Associated Companies during the period the administration of the Company or the judicial management of Asia and accordingly no claims shall lie against the Administrators or Judicial Managers, Networks NV, the Company or Asia or any of their Associated Companies during such periods.


17.      CO-LOCATION ACKNOWLEDGEMENT

         The Purchasers acknowledge that the Assets to be acquired by the Purchasers under this Agreement do not include the Co-location Agreements nor any leases of premises and accordingly no right to lease, occupy, share or otherwise use space at a customer or other third party site is transferred to the Purchasers pursuant to this Agreement.

18.      PAYMENTS RECEIVED

18.1 Insofar as a Purchaser shall after Completion receive any payment in respect of any Book Debts relating to the period prior to Completion, that Purchaser shall within five (5) Business Days after receipt thereof account to the relevant Seller (and in the case of the Company, the Administrator, and in the case of Asia, the Judicial Managers) for the same and, pending accounting, hold them in trust for the respective Seller.

18.2 If any of the Sellers, the Administrators or the Judicial Managers shall after Completion receive payment of any sum which is properly due to the Purchasers, whether relating to the period before or after the Completion, the relevant Seller, or the Administrators or Judicial

         Managers shall within five (5) Business Days after receipt thereof account to the Purchaser for the same and, pending accounting, hold the monies in trust for the Purchaser.

19.      PRE-COMPLETION  LIABILITY

         The Purchasers acknowledge that, save as expressly provided to the contrary, nothing in this Agreement shall oblige any Seller, the Administrators or the Judicial Managers to assume or discharge any liability arising in respect of the period, or services provided, before Completion, including, without limitation, any liability in respect of the Contracts, or owed to owners of Third Party Equipment or Retention of Title Stock and licensors of Telecoms Licences and Software Licences.

20.      EXCLUSION OF LIABILITY AND INDEMNITY CLAIMS

20.1 It is agreed that the acknowledgements, exclusions and agreements relating to the sale of the Assets which are set out in Schedule 1 shall take affect as if set out in full in this Clause 20 (Exclusion of Liability) and take effect in favour of the Administrators and the Judicial Managers as well as the Company, Asia and each other Seller.

20.2 In relation to any indemnity given by the Purchasers to the Company, the Administrators, Asia or the Judicial Managers (together the "INDEMNIFIED") under this Agreement, the Indemnified shall, if they become aware of circumstances which might give rise to a claim under the indemnity (a "CLAIM"):

         (a) immediately give to the Purchasers written notice of all relevant circumstances and consult with the Purchasers in relation to those circumstances;

         (b) keep the Purchasers informed of advice received and material developments which could affect the amount the subject of a Claim;

         (c) not admit or concede liability or agree a compromise or settlement with a third party without first consulting with the Purchaser;

         (d) give the Purchasers and their advisers reasonable opportunity to examine and copy relevant documents and records and, if required by the Purchasers, subject to the Purchasers indemnifying the Indemnified in respect of all costs and expenses of doing so (and if reasonably required by the Indemnified, subject to any such indemnity being backed by funding or a guarantee satisfactory to the Indemnified) give all reasonable assistance to properly resist, contest, defend or appeal against the Claim; and

         (e) use all reasonable endeavours to mitigate the extent of any Claim.

21.      SEVERAL LIABILITY

         For the avoidance of doubt:

         (a) the obligations of the Sellers under this Agreement are several;

         (b) failure by a Seller to perform its obligations does not affect the obligations of any other party under the Agreement;

         (c) none of the Sellers, the Administrators and the Judicial Managers is responsible for the obligations of any other party under the Agreement.

22.      FURTHER ASSURANCE

         The Sellers, the Administrators and the Judicial Managers (in the case of the Administrators and the Judicial Managers for so long as each of them remains in office) will, at the Purchasers' expense (including payment by the Purchasers of, without limitation, any legal or other professional costs incurred by any Seller, the Administrators or the Judicial Managers), to the extent reasonably practicable, do such acts and/or execute such further deeds and documents as the Purchasers reasonably considers necessary to vest the Assets and any relevant part of them, in the relevant Purchaser provided that such request is made within three months of Completion.

23.      CONFIDENTIALITY AND ANNOUNCEMENTS

23.1 Any initial press release or public announcement in relation to the sale and purchase of the Assets and any ancillary matter shall be mutually agreed by the parties. Any party may make or issue a press release or a public announcement in relation to the sale and purchase of the Assets or any ancillary matter if and to the extent required by law or by any obligation of the Administrators or the Judicial Managers to pass relevant information, including the amount of the consideration, to the creditors of the Company or Asia as the case may be or a committee of such creditors.

23.2 Save as provided in Sub-clause 23.1 the terms of this Agreement shall remain confidential to the parties who shall not disclose them to any other person except:

         (i)      to the auditors and legal advisers of that party; or

         (ii) where a party is under a legal or regulatory obligation (including, without limitation by way of court order) to make such disclosure, but limited to the extent of that legal or regulatory obligation; or

         (iii)    to enforce the terms of this Agreement.

24.      NOTICES AND RECEIPTS

24.1 Any notice or other document to be served under this Agreement may be delivered or sent by first class recorded delivery post or facsimile process to the party to be served at his or its address appearing below or at any other address as he or it may have notified to the other parties in accordance with this clause:

         the Company:                 Address:          c/o The Administrators
                                                        PricewaterhouseCoopers
                                                        Plumtree Court
                                                        LONDON  EC4A 4HT

                                      Fax:              + 44 207 212 6000

                                      Attention:        Neville B. Kahn
         the Administrators:          Address:         PricewaterhouseCoopers
                                                       Plumtree Court
                                                       London EC4A 4HT

                                      Fax:             + 44 207 212 6000

                                      Attention:       Neville B. Kahn

         Asia:                        Address:         c/o The Judicial Managers
                                                       PricewaterhouseCoopers
                                                       8 Cross Street
                                                       #17-00
                                                       PWC Building
                                                       Singapore 048424

                                      Fax:             + 65 236 4044

                                      Attention:       Tim J. Reid

         the Judicial Managers:       Address:         c/o The Judicial Managers
                                                       PricewaterhouseCoopers
                                                       8 Cross Street
                                                       #17-00
                                                       PWC Building
                                                       Singapore 048424

                                      Fax:             +65 236 4044

                                      Attention:       Tim J. Reid

         the Asia Purchaser:          Address:         10th Floor
                                                       CITIC Tower,
                                                       1 Tim Mei Avenue
                                                       Central Hong Kong

                                      Fax:             +852 28 10 5986

                                      Attention:       Benny Luk
         the UK Purchaser              Address:        Cable House
                                                       54 - 62 New Broad Street
                                                       London  EC2M  1JJ

                                       Fax:            +44 20 7528 8172

                                       Attention:      Geoff Chapman

         Web Japan, Web HK, Networks NV

                                       Address:        C/o Wexham Springs
                                                       Framewood Road
                                                       Wexham
                                                       Slough
                                                       SL3 6PJ

                                      Fax:             +44 1753 6614 48

                                      Attention:       Legal Department

24.2     Any notice or document shall be deemed to have been served:

         (a)      if delivered, at the time of delivery; or

         (b) if posted, at 10.00 a.m. on the second Business Day after it was put into the post; or

         (c) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. on any Business Day, and in any other case at 10.00 a.m. on the Business Day following the date of despatch provided a copy is posted to the recipient on the date of despatch.

24.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or that the facsimile message was properly addressed and despatched as the case may be.

25.      GENERAL

25.1 Each of the obligations and undertakings set out in this Agreement which is not fully performed at Completion will continue in force after Completion.

25.2 Except as expressly provided to the contrary in this Agreement, each party shall pay the costs and expenses incurred by that party in connection with the entering into and Completion of this Agreement and the Purchasers shall be solely responsible for the payment of all stamp duties and other similar taxes or duties payable whether in the United Kingdom or elsewhere together with any licence fees payable upon transfer of any Telecom Licence in any relevant jurisdiction.

25.3 It is agreed and acknowledged by the parties that the price being paid by the Purchasers, and the other provisions of this Agreement, and in particular but without limitation those in

         Clause 20 (Exclusion of liability and indemnity claims) and Schedule 1, are fair and reasonable in the circumstances of the insolvency of the Company and Asia. This is the case in particular in the light of the fact that:

         (a) the Purchasers have had the opportunity to inspect and investigate the Assets;

         (b) the Purchasers are aware of the need to rely on that opportunity because of the absence of usual warranties;

         (c) the Company and Asia are insolvent and face the constraints of selling necessarily imposed on them in those circumstances;

         (d) the knowledge of the Assets available to the Administrators and the Judicial Managers and their respective partners, staff and advisers is necessarily limited.

25.4 The Purchasers shall not be entitled to rescind this Agreement after Completion for any reason.

25.5 If any term or provision in this Agreement is or becomes in whole or in part to any extent illegal, invalid or unenforceable under any enactment or rule of law, that shall not affect the validity or enforceability of any other provision of this Agreement and if any term or provision is held not to be valid, but would be valid if part of the wording were deleted or modified, that term or provision shall apply with the necessary deletion or modification.

25.6 This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Agreement.

25.7 None of the rights or obligations of any party under this Agreement may be transferred without the prior written consent of all the other parties.

25.8 Any sum which is not paid by the Purchasers to any Seller, the Administrators or the Judicial Managers on its due date shall be payable with interest on demand, calculated on a daily basis, compounded on the last day of each calendar month, at the rate of three per cent. over the base rate for the time being of National Westminster Bank plc.

25.9 The Purchasers acknowledge that in agreeing to enter into this Agreement the Purchasers have not relied on any representation, warranty, collateral contract or other assurance on the part of the Sellers, the Administrators, or the Judicial Managers or their respective employees, advisers, valuers, agents, partners or representatives except any set out in this Agreement. The Purchasers waive all rights and remedies which, but for this Sub-clause, might otherwise be available to them in respect of any such representation, warranty, collateral contract or other assurance. Any employee, adviser, valuer, agent, partner or representative may rely on this Sub-clause and enforce its terms under the Contract (Rights of Third Parties) Act 1999.

25.10 Save as expressly provided to the contrary, no person who is not a party to this Agreement has any rights under the Contract (Rights of Third Parties) Act 1999 to rely on or enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

25.11 Any sum payable by the Purchaser shall be exclusive of VAT or any similar tax in any other jurisdiction, which shall be payable in addition at the rate applicable at the time of payment, unless expressly provided to the contrary in this Agreement.

24.12 References in this Agreement to set-off shall include references to equitable as well as legal set-off unless expressly stated to the contrary.

26.      WHOLE AGREEMENT

         This Agreement and the documents referred to in it and any other deeds, documents and side letters which are delivered immediately before this Agreement is signed or at Completion, contain the whole Agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous understanding or agreements between the parties relating to these transactions.

27.      GOVERNING LAW

27.1 This Agreement is governed by and shall be construed in accordance with English law.

27.2 The parties agree to submit to the jurisdiction of the English Court in all matters relating to this Agreement.


AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written.

                                   SCHEDULE 1

                           EXCLUSIONS AND INDEMNITIES

                                   SCHEDULE 2

                             Part 1 - PoP Locations

                           Part 2 - Network Equipment

                            Part 3 - Network Software

                                   SCHEDULE 3

                             TRADER VOICE CUSTOMERS

                                   SCHEDULE 4

                                OFFICE EQUIPMENT

                               Part 1 - Singapore

                                   Part 2 - UK

                                   SCHEDULE 5

                           Part 1 - Overseas Employees

                              Part 2 - UK Employees


                                   SCHEDULE 6

                                TELECOMS LICENCES


Schedules available upon request.

SIGNED by                                            )
for and on behalf of  MADGE.WEB                      )
LIMITED in administration                            )
as its agent and without personal liability          )     /s/ N. KHAN




SIGNED by                                            )
for and on behalf of the Administrators              )
as agent and without personal liability              )
and solely for the purpose of obtaining              )
the benefit of the provisions of this                )
Agreement in the Administrators'                     )
favour:                                              )     /s/ N. KHAN




SIGNED by                                            )
for and on behalf of MADGE.WEB                       )
JAPAN CO. LIMITED                                    )     /s/ CHRIS SEMPRINI



SIGNED by                                            )
for and on behalf of MADGE.WEB                       )
HONG KONG LIMITED                                    )     /s/ CHRIS SEMPRINI




SIGNED by                                            )
for and on behalf of MADGE SE ASIA                   )
PTE LTD in judicial management                       )
as its agent and without any personal liability:     )     /s/ TIMOTHY J. REID




SIGNED by                                            )
for and on behalf of the Judicial Managers           )
and without personal liability and solely for        )
the purpose of obtaining the benefit of the          )
provisions of this Agreement in the Judicial         )
Managers' favour                                     )     /s/ TIMOTHY J. REID

SIGNED by                                            )
for and on behalf of MADGE NETWORKS                  )
NV                                                   )      /s/ C. BRADLEY







SIGNED by                                            )
for and on behalf of                                 )
TULLETT & TOKYO LIBERTY LTD                          )      /s/ G. I. CHAPMAN





SIGNED by                                            )
for and on behalf of                                 )
TULLETT & TOKYO LIBERTY PLC                          )      /s/ G. I. CHAPMAN